Exhibit 99.1
news release
QLT ANNOUNCES SECOND QUARTER RESULTS FOR 2010
Provides Punctal Plug Program Update

For Immediate Release	July 27, 2010
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported financial results for the second quarter ended June 30, 2010. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“We are pleased with our financial results for the second quarter, particularly the adjusted EBITDA generated in the period,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “The second half of the year will be important for us on the R&D front, as we continue to enroll patients in the Phase Ib synthetic retinoid study for patients with inherited retinal diseases. We also anticipate the initiation of two important clinical trials in our punctal plug drug delivery platform: a Phase II study of latanoprost for patients with glaucoma, and a Phase II proof-of-concept study with olopatadine for patients with ocular allergies.”
2010 SECOND QUARTER FINANCIAL RESULTS
Worldwide Visudyne® Product Sales
Visudyne sales for the second quarter were $24.4 million, a decrease of 15.9% from the second quarter of 2009. Sales in the U.S. were $6.4 million, down 25.3% from the prior-year second quarter, while sales outside the U.S. were $18.0 million, down 11.9% from the prior year.
QLT Revenues
For the second quarter, total revenue of $12.4 million was up 15.4% from the second quarter of 2009, despite the 15.9% drop in Visudyne product sales. The increase occurred because (i) following the amendment of our Visudyne agreement with Novartis, in 2010 we book more revenue per dollar of product sales than under the profit-sharing arrangement that was in effect during 2009, and (ii) revenue in the second quarter of 2010 included approximately $2 million for the shipment of a batch of Visudyne to Novartis.
QLT Expenses / Other Income
For the second quarter, Cost of Sales was $3.4 million, down from $7.1 million in 2009 primarily because the prior year number included a charge of $4.6 million to provide a reserve for obsolete Visudyne inventory.
For the second quarter of 2010, Research and Development (R&D) expense was $7.3 million, up slightly from $7.2 million in the same period of 2009. The change occurred primarily because increased spending on our synthetic retinoid and QLT091568 programs and a negative foreign exchange variance due to the stronger Canadian dollar were largely offset by reduced spending on punctal plugs and Visudyne.
For the second quarter of 2010, Selling, General and Administrative (SG&A) expense was $5.0 million, up from $4.3 million last year primarily due to Visudyne sales and marketing expenses for the U.S. market and a negative foreign exchange variance.

Investment and Other Income of $2.4 million included a $2.5 million gain for the Fair Value Change in Contingent Consideration. This gain occurred primarily because the Contingent Consideration asset is recorded as the present value of expected future payments, and therefore as each quarter elapses, even if no changes are made to the underlying forecast, we will book a gain as we move one quarter closer to realizing the full face value of the asset.
Operating Loss
The operating loss for the second quarter was $3.7 million, compared to a loss of $8.2 million in the prior-year second quarter. The improvement occurred primarily because the prior year results included the $4.6 million charge for obsolete Visudyne inventory.
Earnings Per Share (EPS) / Loss Per Share, Adjusted EBITDA
GAAP loss per share was $0.02 in the second quarter, down from GAAP EPS of $0.16 in the prior-year quarter. The decline occurred primarily because the 2009 second quarter results included $7.7 million of Income from Discontinued Operations, but the current year second quarter results had no Income from Discontinued Operations following the divestment of QLT USA, Inc. and its Eligard® product line on October 1, 2009. Also, the 2009 second quarter benefited from significant net foreign exchange gains that resulted from intercompany debt.
In the second quarter, non-GAAP EPS was $0.12. The items that were excluded in the determination of non-GAAP EPS were (i) stock compensation expense, (ii) interest income related to the note receivable from the QLT USA divestment, (iii) the fair value change in contingent consideration, and (iv) Other Income related to divestment during the quarter of non-core assets. We also added back (within Income from Discontinued Operations) $9.5 million of Contingent Consideration earned based on Eligard sales during the second quarter. Adjusted EBITDA plus Contingent Consideration earned for the second quarter was $6.7 million, as follows:

(In millions of United States dollars)
Non-GAAP operating loss (per Exhibit 1)	$(3.1)
+ Depreciation	0.3
+ Contingent Consideration	9.5

Adjusted EBITDA plus Contingent Consideration	$6.7

The full reconciliations of GAAP to non-GAAP financial measures for the second quarter and six months are provided as Exhibits 1 and 2. The adjusted non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that the adjusted non-GAAP financial measures may be useful to investors to analyze the results of our business. We use these non-GAAP measures internally to evaluate our financial results and to establish operational goals. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.
Cash and Short-Term Investments
The Company’s consolidated cash balance at June 30, 2010 was $186.3 million, down from the consolidated balance at March 31, 2010 of $190.1 million. The decline occurred, despite positive Adjusted EBITDA plus Contingent Consideration, primarily because during the quarter the Company bought back approximately 1.2 million shares of QLT stock at a total cost of $7.2 million.

Punctal Plug Program Update
In the second half of the year, the Company plans to initiate a masked, randomized, active-controlled Phase II clinical trial examining the safety and efficacy of the latanoprost punctal plug drug delivery system in glaucoma patients. This trial will feature simultaneous placement of punctal plugs in both the upper and lower puncta in order to deliver an approximate bioavailable daily drug load approaching that of daily administered Xalatan® eye drops. The objective of the study is to enable a clear go/no-go decision with respect to ongoing development of this molecule in our punctal plug drug delivery system. Data from this trial is expected in the first half of 2011.
In addition, during the second half of 2010, the Company plans to initiate a masked, randomized active-controlled Phase II proof-of-concept study examining the safety and efficacy of the olopatadine punctal plug drug delivery system in patients suffering from allergic conjunctivitis. Data from this trial is expected to be available in the first half of 2011.
Guidance Update
All guidance ranges are unchanged from original guidance provided during the first quarter this year, however we now expect Visudyne sales to be near the bottom end of the guidance ranges. As a reminder, the key guidance provided for the full year 2010 was as follows:

(In millions of United States dollars)
Worldwide Visudyne sales	$90 - 100
U.S. Visudyne sales	27 - 31
Total revenue	47 - 53
Cost of sales expense	15 - 17
Research and development expense	33 - 37
Selling, general and administrative expense	21 - 24
Contingent consideration earned from the sale of QLT USA	32 - 35
Adjusted EBITDA plus contingent consideration	10 - 15
RECENT COMPANY HIGHLIGHTS
•
Announced that the Toronto Stock Exchange (TSX) accepted the amendment to the Company’s notice of intention to conduct a normal course issuer bid in the open market through the facilities of the TSX and the NASDAQ Stock Market (NASDAQ). The amended notice increased the number of common shares that QLT may purchase under its normal course issuer bid over the twelve month period that commenced on November 3, 2009, from 2,731,534 common shares, representing 5% of the outstanding common shares on October 28, 2009, to 4,700,060 common shares, representing 10% of the public float as at that date. Since this program commenced, the Company has purchased 2,278,178 common shares for a total cost of approximately $12.3 million, or $5.41 per share.

•
Announced final results from the Novartis-sponsored Phase IIIb DENALI study which was presented on June 8, 2010 during the World Ophthalmology Congress in Berlin. DENALI was a 24-month randomized, double-masked, multicenter trial in patients with subfoveal choroidal neovascularization secondary to wet age-related macular degeneration (wet AMD) (all lesion types). The purpose of the study was to evaluate if Visudyne (verteporfin PDT) (either reduced- or standard-fluence) combined with Lucentis® (ranibizumab) was not inferior to Lucentis monotherapy with respect to the mean change from baseline in visual acuity (VA) and to evaluate the proportion of patients with a Lucentis treatment-free interval of at least three months duration after Month 2 until Month 11. At Month 12, patients in the standard fluence combination group gained on average 5.3 letters from baseline and patients in the reduced fluence combination group gained on average 4.4 letters. Patients in the Lucentis monthly monotherapy group gained on average 8.1 letters at Month 12. DENALI did not demonstrate non-inferior visual acuity gain for Visudyne combination therapy compared with Lucentis monthly monotherapy.

•
Announced final 24-month results from the Phase II RADICAL study (Reduced Fluence Visudyne Anti-VEGF-Dexamethasone In Combination for AMD Lesions) in patients with exudative (wet) age-related macular degeneration. The purpose of the study was to determine if Visudyne combined with Lucentis reduced retreatment rates compared with Lucentis monotherapy, while maintaining similar vision outcomes and an acceptable safety profile. Three Visudyne-Lucentis combination therapies were evaluated against Lucentis monotherapy. The results of the final 24-month analysis were consistent with the primary analysis results after 12 months of follow-up. The 24-month results showed that significantly fewer retreatment visits were required with combination therapies than with Lucentis monotherapy. Mean visual acuity (VA) change from baseline was not statistically different among the treatment groups, although the sample sizes were insufficient to draw definitive conclusions regarding visual acuity outcomes. Overall adverse event incidence was similar across treatment groups, with no unexpected safety findings.

•
Announced that the Company was added to the Russell Global Index. The 2010 reconstitution of the Russell Indexes, a comprehensive set of U.S. and global equity indexes created by Russell Investments, took place after the market close on June 25, 2010. Membership in the Russell Global Index remains in place for one year and is reconstituted annually.

Conference call information
QLT Inc. will hold an investor conference call to discuss second quarter 2010 results on Tuesday, July 27, 2010 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.
Passive Foreign Investment Company
The Company believes that it qualified as a Passive Foreign Investment Company (PFIC) for 2009 and that it may qualify as a PFIC for 2010, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2009 for additional information.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales in the U.S. by our wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and product sales outside the U.S. by Novartis under its agreement with QLT.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands of United States dollars, except per share information)	2010	2009	2010	2009
(Unaudited)
Revenues
Net product revenue	$8,780	$10,728	$19,250	$22,511
Royalties	3,596	—	6,842	—

	12,376	10,728	26,092	22,511

Costs and expenses
Cost of sales	3,392	7,140	9,944	10,491
Research and development	7,329	7,225	14,676	13,111
Selling, general and administrative	5,034	4,284	9,884	7,985
Depreciation	303	349	614	690
Litigation	—	—	—	334
Restructuring charges (recovery)	—	(33)	—	(147)

	16,058	18,965	35,118	32,464

Operating loss	(3,682)	(8,237)	(9,026)	(9,953)

Investment and other income (expense)
Net foreign exchange (losses) gains	(972)	6,726	(331)	6,775
Interest income	515	588	997	1,965
Interest expense	—	(345)	—	(1,848)
Fair value change in contingent consideration	2,519	—	4,961	—
Other	366	(40)	366	25

	2,428	6,929	5,993	6,917

Loss from continuing operations before income taxes	(1,254)	(1,308)	(3,033)	(3,036)

Recovery of income taxes	239	2,203	5,421	671

(Loss) income from continuing operations	(1,015)	895	2,388	(2,365)

Income from discontinued operations, net of income taxes	—	7,734	—	12,296

Net (loss) income	$(1,015)	$8,629	$2,388	$9,931

Basic net (loss) income per common share
Continuing operations	$(0.02)	$0.02	$0.04	$(0.04)
Discontinued operations	—	0.14	—	0.21

Net (loss) income	$(0.02)	$0.16	$0.04	$0.17

Diluted net (loss) income per common share
Continuing operations	$(0.02)	$0.02	$0.04	$(0.04)
Discontinued operations	—	0.14	—	0.21

Net (loss) income	$(0.02)	$0.16	$0.04	$0.17

Weighted average number of common shares outstanding (in thousands)
Basic	53,009	54,620	53,363	57,954
Diluted	53,009	54,620	54,259	57,954

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	June 30,	December 31,
(In thousands of United States dollars)	2010	2009
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$186,293	$188,114
Accounts receivable	13,068	9,465
Note receivable	9,750	9,259
Current portion of contingent consideration	33,705	33,587
Income taxes receivable	4,954	4,879
Inventories	2,829	2,874
Current portion of deferred income tax assets	4,020	5,608
Mortgage receivable	11,281	11,466
Other	2,059	6,052

	267,959	271,304

Property, plant and equipment	2,781	2,597
Deferred income tax assets	20,135	13,320
Long-term inventories and other assets	14,386	14,925
Contingent consideration	104,050	117,491

	$409,311	$419,637

LIABILITIES
Current liabilities
Accounts payable	$3,126	$3,876
Accrued liabilities	4,850	5,574
Deferred revenue	—	4,244

	7,976	13,694

Uncertain tax position liabilities	1,498	1,489

	9,474	15,183

SHAREHOLDERS’ EQUITY
Common shares	493,125	506,023
Additional paid-in capital	281,485	275,592
Accumulated deficit	(477,742)	(480,130)
Accumulated other comprehensive income	102,969	102,969

	399,837	404,454

	$409,311	$419,637

As at June 30, 2010, there were 52,461,406 issued and outstanding common shares and 6,811,459 outstanding stock options.

Exhibit 1
QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
2010 Second Quarter Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings

	Three months ended			Three months ended
	June 30, 2010			June 30, 2010
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$8.8	$—		$8.8
Royalties	3.6	—		3.6

	12.4	—		12.4

Cost and expenses
Cost of sales	(3.4)	0.0	(a)	(3.4)
Research and development	(7.3)	0.3	(a)	(7.0)
Selling, general and administrative	(5.0)	0.2	(a)	(4.8)
Depreciation	(0.3)	—		(0.3)

	(16.1)	0.6		(15.5)

Operating loss	(3.7)	0.6		(3.1)

Investment and other income (expense)
Net foreign exchange losses	(1.0)	—		(1.0)
Interest income	0.5	(0.2	)(b)	0.3
Fair value change in contingent consideration	2.5	(2.5	)(c)	—
Other	0.4	(0.3	)(d)	0.0

	2.4	(3.1)		(0.7)

Loss from continuing operations before income taxes	(1.3)	(2.5)		(3.8)

Recovery of income taxes	0.2	0.4	(e)	0.7

Loss from continuing operations	(1.0)	(2.1)		(3.1)

Income from discontinued operations, net of income taxes	—	9.5	(f)	9.5

Net (loss) income	$(1.0)	$7.5		$6.4

Basic net (loss) income per common share:
Continuing operations	$(0.02)			$(0.06)
Discontinued operations	—			0.18

Net (loss) income	$(0.02)			$0.12

Diluted net (loss) income per common share:
Continuing operations	$(0.02)			$(0.06)
Discontinued operations	—			0.18

Net (loss) income	$(0.02)			$0.12

Weighted average number of common shares outstanding (in millions):
Basic	53.0			53.0
Diluted	53.0			53.0

Adjustments:

(a)	Remove stock-based compensation.

(b)	Remove interest income related to note receivable.

(c)	Remove fair value change in contingent consideration.

(d)	Remove gain on license and sale of certain non-core assets.

(e)	Remove income tax impact of the other above adjustments.

(f)	Add back contingent consideration based on second quarter Eligard royalties.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

Exhibit 2
QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
2010 Second Quarter Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings

	Six months ended			Six months ended
	June 30, 2010			June 30, 2010
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$19.2	$—		$19.2
Royalties	6.8	—		6.8

	26.1	—		26.1

Cost and expenses
Cost of sales	(9.9)	0.2	(a)	(9.8)
Research and development	(14.7)	0.6	(a)	(14.1)
Selling, general and administrative	(9.9)	0.5	(a)	(9.4)
Depreciation	(0.6)	—		(0.6)

	(35.1)	1.3		(33.9)

Operating loss	(9.0)	1.3		(7.8)

Investment and other income (expense)
Net foreign exchange losses	(0.3)	—		(0.3)
Interest income	1.0	(0.5	)(b)	0.5
Fair value change in contingent consideration	5.0	(5.0	)(c)	—
Other	0.4	(0.3	)(d)	0.0

	6.0	(5.8)		0.2

Loss from continuing operations before income taxes	(3.0)	(4.5)		(7.5)

Recovery of income taxes	5.4	(4.8	)(e)	0.7

Income (loss) from continuing operations	2.4	(9.3)		(6.9)

Income from discontinued operations, net of income taxes	—	17.5	(f)	17.5

Net income	$2.4	$8.2		$10.6

Basic net income per common share:
Continuing operations	$0.04			$(0.13)
Discontinued operations	—			0.32

Net income	$0.04			$0.20

Diluted net income per common share:
Continuing operations	$0.04			$(0.13)
Discontinued operations	—			0.32

Net income	$0.04			$0.20

Weighted average number of common shares outstanding (in millions):
Basic	53.3			53.3
Diluted	54.3			54.3

Adjustments:

(a)	Remove stock-based compensation.

(b)	Remove interest income related to note receivable.

(c)	Remove fair value change in contingent consideration.

(d)	Remove gain on license and sale of certain non-core assets.

(e)	Remove income tax recovery arising from restructuring of the agreement with Novartis ($5.6 million) and remove income tax impact of the other above adjustments.

(f)	Add back contingent consideration based on first and second quarter Eligard royalties.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
Or
New York, USA
Marcy Nanus
Telephone: 646-378-2927
mnanus@troutgroup.com
Visudyne® is a registered trademark of Novartis AG.; Eligard® is a registered trademark of Sanofi-aventis Corp.; Lucentis® is a registered trademark of Genentech, Inc.; Xalatan® is a registered trademark of Pfizer Health AB.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our financial guidance; anticipated Contingent Consideration earned from the sale of Eligard; our PFIC status; statements concerning our clinical development programs and future plans, including our plans to initiate two punctal plug clinical trials (olopatadine for ocular allergy and latanoprost for glaucoma) and our expectation that the latanoprost trial will generate a go/no go decision on that molecule; expected timing to commence and receive data from clinical trials; and statements which contain language such as: “plan,” “potential,” “future,” “project,” “will,” “may,” “believe,” “intend,” “estimate,” “expect,” “anticipate,” “target” and similar expressions. Forward-looking statements are based on estimates and assumptions made by QLT in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that QLT believes are appropriate in the circumstances, including but not limited to: general economic conditions, competition, clinical trial design, enrollment, progression and interpretation of results. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected (including due to competitive products and pricing); uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and synthetic retinoid program) and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions. These factors and others relating to QLT are discussed in greater detail in the “Risk Factors” section of QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as in its other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. QLT has no intention and assumes no obligation to update such information to reflect later events or developments, except as required by law.